Exhibit 99.1

Investor Relations:	Media:
Charles Messman or Todd Kehrli	Todd Barrish
MKR Group	Dukas PR
(323) 468-2300	(212) 704-7385
tnxi@mkr-group.com	todd@dukaspr.com

Telanetix Restructures Debt

- Provides growth capital through debt restructuring
- Reducing interest due by $16.8 million
- Interest free through June 2011, thereafter interest rate reduced by 60%

BELLEVUE, WA – May 11, 2009 - Telanetix, Inc. (OTC BB: TNXI), a leading communications solutions provider offering next generation voice services and video telepresence solutions to the business market, today reported the restructuring of its $29.6 million debt to lower debt service requirements, thus increasing funds to grow operations.

Doug Johnson, Telanetix’s CEO, said, “We have successfully negotiated the total restructuring of our current debt relationship.  The restructuring allows us to fund organic growth of our business, rather than use cash for interest and debt repayment and provides an interest free period for over two years, with the first interest payment not due until October 2011. The debentures, which require interest only payments, now have an interest rate of 0% until June 30, 2011, and 5% over the remaining term of the debentures, which is 60% less than present terms and is payable in cash only. This new structure reduces overall interest costs by $16.8 million and removes any uncertainty about the dilutive effects of interest paid in shares.  The debentures' conversion price has been changed to $0.30 from $0.40.  In addition, the Company restructured its warrants held by debenture holders to eliminate anti-dilution protection of the warrants and set the stage for an exchange program whereby warrants to purchase 12.3 million common shares would be retired, upon election by the warrant holder, by issuing 11.5 million common shares."

“We are very pleased with the confidence that our debenture holders are placing in Telanetix and its management team. Significant concessions were made on their part to improve the capital structure of the Company, and we believe we will be a stronger and more valuable business as a result of the restructuring.  The Company's fully diluted shares, after the restructuring, stands at approximately 154 million shares.  We strongly believe that this restructuring is a win for all involved in Telanetix."

Additional information regarding the terms of this financing transaction are contained in the Company’s current report on Form 8-K filed with the SEC on May 11, 2009.

For further information about Telanetix, Inc., or this press release, contact Charles Messman or Todd Kehrli at MKR Group, at (323) 468- 2300.

About Telanetix, Inc.
Telanetix is a leading communications solutions provider offering next generation voice services and video telepresence solutions to the business market.  Telanetix solutions meet the real-world communications demands of its customers with powerful, cost effective industry-leading communication solutions. The company's voice offerings, marketed under the "AccessLine" brand, give business customers a flexible, easy to use, cost effective alternative to today’s traditional phone service, offering flexible calling solutions, a simpler installation experience, and a greater range of support options than traditional telecom providers. The company's video telepresence offering, marketed under the Telanetix Digital Presence™ brand, creates fully immersive and interactive meeting environments that incorporate voice, video and data from multiple locations into a single environment.  Additional information may be found at the Telanetix corporate website, www.telanetix.com.

Safe Harbor Statement
Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The companies undertake no obligation to publicly release statements made to reflect events or circumstances after the date hereof.